Exhibit (a)(1)(C)

Form of Notice of Withdrawal

KeyCorp

OFFER TO EXCHANGE

Common Shares of KeyCorp

for any and all shares of KeyCorp’s

7.750% Non-Cumulative Perpetual Convertible Preferred Stock, Series A

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JUNE 30, 2009 UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

The undersigned acknowledges receipt of the Offer to Exchange, dated June 3, 2009 (the “Offer to Exchange”, together with the related Letter of Transmittal, the “Offer Documents”), of KeyCorp (the “Company”), an Ohio corporation, for the offer to exchange its common shares of the Company, par value $1.00 per share (the “Common Shares”), for any and all of the 5,035,300 outstanding shares of 7.750% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, par value $1.00 per share and $100 liquidation preference per share (the “Series A Preferred Stock”), upon and subject to the terms and conditions set forth in the Offer Documents. All withdrawals of Series A Preferred Stock previously tendered in the Exchange Offer (as defined in the Offer Documents) must comply with the procedures described in the Offer to Exchange under “The Exchange Offer—Withdrawal of Tenders”.

The undersigned has determined to withdraw                      (provide appropriate amount) shares of Series A Preferred Stock with an aggregate liquidation preference of                      (provide appropriate amount) from the Exchange Offer.

*If any shares of Series A Preferred Stock were tendered through The Depository Trust Company (DTC), please provide the DTC Participant Number. This form should only be used for withdrawals of shares of Series A Preferred Stock delivered through DTC if the undersigned needs to withdraw shares of Series A Preferred Stock on the final day of the exchange offer and withdrawal through DTC is no longer available. Otherwise, the DTC form of withdrawal should be used for such Series A Preferred Stock.

You may transmit this Notice of Withdrawal to the Exchange Agent, Computershare Trust Company, N.A., at the address listed on the back of the Letter of Transmittal.

This notice of withdrawal must be signed below by the registered holder(s) of the shares of Series A Preferred Stock tendered as its or their names appear on the certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by endorsements and documents transmitted with the letter of transmittal used to tender such securities. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth the full title of such persons.

Name(s):

Account Number(s):

Signature(s):

Capacity (full title):

Address (including Zip Code):

Area Code and Telephone Number:

Tax Identification or Social Security No.:

Dated:	,2009

DTC Participant Number (applicable for Series A Preferred Stock tendered through DTC only)

The Company will determine all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal in its sole discretion, and its determination shall be final and binding. None of the Company, the exchange agent, the information agent (each as defined in the Offer to Exchange) or any other person is under any duty to give notice of any defects or irregularities in any notice of withdrawal and none of them will incur any liability for failure to give any such notice.